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                                                                    Exhibit 23.6

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the joint proxy statement/prospectus of Kana Communications, Inc. and Broadbase Software, Inc. included in Amendment No. 1 to the Registration Statement (Form S-4) of Kana Communications, Inc. for the registration of 114,217,537 shares of its common stock and to the incorporation by reference therein of our report dated January 17, 2001, with respect to the consolidated financial statements and schedule of Broadbase Software, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Jose, California

May 14, 2001